Exhibit 3

CONFIDENTIAL TREATMENT REQUESTED

The asterisked (“*”) portions of this document
have been omitted and filed separately with the
Securities and Exchange Commission pursuant to
a request for confidential treatment.

Intelsat LLC
14 Dundonald Street West
Hamilton, Bermuda HM 09

Amendment No. 7 to
Contract INTEL-1700

between

Intelsat LLC

and

SPACE SYSTEMS/LORAL, INC. (SS/L)

for

INTELSAT IX Spacecraft and
Associated Equipment and Services

Date: June 25, 2003

Asterisks (“*”) indicate omitted material pursuant to a request for confidential treatment
Amendment No.7
INTEL-1700

     THIS Amendment No. 7, entered into this 25th day of June, 2003 by and between Space Systems/Loral, Inc. (hereinafter referred to as the “Contractor”), a corporation incorporated in Delaware, with its principal place of business located at 3825 Fabian Way, Palo Alto, California 94303 and Intelsat LLC (hereinafter referred to as “Intelsat”), a Delaware limited liability company, having an office at 14 Dundonald Street West, Hamilton, Bermuda HM 09;

WITNESSETH THAT:

     WHEREAS, the International Telecommunications Satellite Organization and the Contractor entered into Contract INTEL-1700, dated 18 March 1997, hereinafter referred to as the “Contract”; and

     WHEREAS, pursuant to the 18 July 2001 Privatization of the International Telecommunication Satellite Organization and the Novation Agreement entered into by and among the International Telecommunication Satellite Organization, Intelsat LLC and Space Systems/Loral, Inc. as of 27 June 2001, the Contract was novated from the International Telecommunication Satellite Organization to Intelsat LLC; and

     WHEREAS, the parties wish to revise the Contract to incorporate the Letter Agreement of 16 May 2003 entitled “Late Delivery Damages Due on 903, 904 and 905”.

     NOW THEREFORE, the parties hereto agree that Contract INTEL-1700, as amended, is hereby further amended as follows:

1)	Amend Article 8, SATISFACTORY OPERATION, as follows:

a.	In Paragraph B.2, delete the text set forth therein and substitute therefore the following new text:

“2.	Notwithstanding the provisions of the preceding Paragraph or any provisions in this Contract to the contrary, if any of the events defined in B.2.a through B.2.e below occur at any time during the period following successful injection through year *** of the orbital design lifetime committed to in Exhibit A, the Contractor

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Amendment No.7
INTEL-1700

shall pay to INTELSAT the damages specified in Table 8-2 within 30 days of INTELSAT’s demand for such payment. The criteria for in-orbit events is defined as follows:

a. Reset or glitch of the on-board computer (DHE or ACE) that results in the temporary (more than once) loss of earth lock;

b. Reset or failure of the on-board computer (DHE or ACE) that results in the permanent loss of earth lock;

c. Lock-up of HUB or SIA that results in a temporary (exceeds 24 hours) or permanent loss of telemetry or command functions;

d. Total loss of redundancy of the ACE;

e. Total loss of redundancy of the DHE.

Excluded from the above criteria are events that occur in the period from launch to the completion of in-orbit testing which (i) the Contractor corrects via software or operational procedures which result in the Spacecraft operating in accordance with Exhibit A, without cost to, or use of additional resources by INTELSAT or delay to the scheduled in-service date of the Spacecraft; (ii) are due to operator error; (iii) are caused by the launch vehicle. The determination that an event has occurred shall be mutually agreed between the parties.

Table 8-2

Period from successful injection in which the event occurs through:	Price Reduction If ***** Late Delivery Damages Not Paid (Note 1)	Price Reduction If ***** Late Delivery Damages Paid (Note 2)

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Amendment No.7
INTEL-1700

********	********	********

Notes:

1.	Price reduction applicable per Spacecraft in the event that the Contractor has not paid liquidated damages for late delivery for such Spacecraft. This price reduction column shall apply to the 901 Spacecraft.

2.	Price reduction applicable per Spacecraft in the event that the Contractor has paid liquidated damages for late delivery for such Spacecraft, except the 901 Spacecraft, which shall be governed by Note 1 above.

3.	The above amounts do not include escalation charges, which shall be applied the rate of *** per annum, compounded annually and calculated from the delivery dates set forth in Article 4, entitled Delivery Schedule.

Should an event occur which may appear to fall under multiple criteria the Contractor shall only be liable for damages once per event per Spacecraft (i.e. no doubling of damages). However, multiple price reductions for separate events may be accrued provided that the total reduction associated with this Paragraph B.2 shall in no instance exceed ***** (or ***** in the instance that the late delivery of the Spacecraft has resulted in the Contractor having paid to INTELSAT late delivery damages of ***** or more) per Spacecraft.”

b.	Add the following new text as Paragraph B.3:

“3.	Notwithstanding the provisions of the preceding Paragraph or any provisions in this Contract to the contrary, in the event that that the TWTAs or the batteries on one or more of the 903, 904, 905, 906 or 907 Spacecraft have not performed satisfactorily at any time during a ******* period commencing upon completion of the ******* period of satisfactory operation referred to in Paragraph B.2 of Article 6, Spacecraft Performance Payments, the Contractor shall pay damages of ***** per affected Spacecraft to Intelsat within 30 days after receipt of notice from Intelsat. For the purposes of such determination, it is the intent of the parties

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Amendment No.7
INTEL-1700

that only significant failures of the batteries or TWTAs shall result in the payment of such damages and that interest shall not apply.”

c.	Add the following new text as Paragraph B.4:

“4.	INTELSAT reserves the right to offset any amounts due to INTELSAT by the Contractor against any amounts due the Contractor under this Contract.

Payment to INTELSAT under Paragraphs B.2 and B.3 are (i) intended to be compensatory and does not constitute a penalty; and (ii) shall be in addition to any other remedies available to INTELSAT under this Contract.”

     Except as expressly provided herein, all other terms and conditions of Contract INTEL-1700, as amended, shall remain unchanged and in full force and effect.

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Amendment No.7
INTEL-1700

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 7 to Contract INTEL-1700

	Space Systems/Loral, Inc (“Contractor”)		Intelsat LLC (“Intelsat”)

	/s/ Stephen M. Smith		/s/ Elizabeth Scheid
By:	(Signed)	By:	(Signed)

	Stephen M. Smith		Elizabeth Scheid

	(Typed)		(Typed)

Title:	Contract Manager	Title:	Director of Contracts
	Intelsat Programs		Intelsat (Bermuda), Ltd.
On behalf of Intelsat LLC

Date:		Date: